UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 19, 2016 (April 15, 2016)

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of Principal Executive Offices)

(Zip Code)

(781) 565-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 15, 2016, Nuance Communications, Inc. (“Nuance” or the “Company”) entered into a revolving credit agreement with Barclays Bank plc (“Barclays”), as administrative agent, Barclays, Morgan Stanley Bank, N.A. (“Morgan Stanley”) and Deutsche Bank AG New York Branch (“Deutsche Bank”) as joint lead arrangers, Barclays, Morgan Stanley and Deutsche Bank as joint bookrunners, Royal Bank of Canada, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citibank, N.A., as managing agents, and the lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides for a $242.5 million revolving credit facility and includes a $50.0 million letter of credit sublimit and $7.5 million swingline sublimit. The Credit Agreement also provides for incremental term loans or incremental revolving loans, subject to compliance with specified leverage ratios set forth therein.

The Credit Agreement matures on April 15, 2021 (the “Maturity Date”), provided that if more than $150 million in aggregate principal amount of the Company’s 5.375% Senior Notes due 2020 remain outstanding as of February 1, 2020, the Maturity Date will instead be February 1, 2020. Amounts borrowed under the Credit Facility may be repaid and reborrowed. Any amounts outstanding under the Credit Facility will bear interest, at the Company’s election, at either (A) LIBOR plus an applicable margin of 1.50% or 1.75, or (B) the alternative base rate plus an applicable margin of 0.50% or 0.75%, and the Company will pay a commitment fee on the undrawn commitments under the Credit Agreement at a rate of either 0.25% or 0.375%; in each case, depending on the Company’s consolidated net leverage ratio.

The Credit Agreement is secured by substantially all of the present and after-acquired assets of the Company and certain of the Company’s material domestic subsidiaries, subject to certain exclusions. The Credit Agreement contains customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default, including but not limited to, the failure to pay interest, principal, fees or charges when due and payable, the failure to perform certain covenants or agreements, the occurrence of a change of control, judgment defaults, false or misleading representations, warranties or statements, and bankruptcy or insolvency events. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately. At the time of closing, there were no borrowings outstanding under the Credit Agreement and $5.8 million of letters of credit outstanding.

In connection with the Credit Agreement, the Company and certain of its subsidiaries also entered into a guarantee and collateral agreement with Barclays, as administrative agent (the “Collateral Agreement”).

The foregoing description of the Credit Agreement and Collateral Agreement only summarizes certain terms. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and Collateral Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the entrance into the Credit Agreement, the Company fully repaid and terminated its existing credit facility, which provided a $75 million revolving credit facility, pursuant to that certain Amended and Restated Credit Agreement, dated as of August 7, 2013 (as amended and restated, supplemented or otherwise modified from time to time), by and among the Company, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc. as administrative agent.

On April 15, 2016, the Company terminated its promissory note (“Promissory Note”) with Icahn Capital LP (as agent for the Icahn Group). Upon termination, the Company paid an aggregate of approximately $125.3 million (the “Payoff Amount”) to fulfill its obligations under the Promissory Note. No early termination penalty was incurred by the Company in connection with the termination.

Item 2.03	Creation of a Direct Financial Obligation Under an Off-Balance Sheet Arrangement of a Registration

The information contained in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Revolving Credit Agreement, dated April 15, 2016.

10.2	Guarantee and Collateral Agreement, dated April 15, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: April 19, 2016	By:	/s/ Daniel D. Tempesta
Daniel D. Tempesta
Executive Vice President and Chief Financial Officer